Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$57,160,514.25	$6,550.60

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2) Registration No. 333-180289 (To Prospectus dated March 22, 2012 and Prospectus Supplement dated March 22, 2012)

5,718,282 Units	Pricing Date	August 30, 2012
$10 principal amount per unit	Settlement Date	September 7, 2012
CUSIP No. 40433M252	Maturity Date	September 13, 2013

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index

▪	Automatically callable if the level of the Index on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is at or above the Starting Value

▪	In the event of an automatic call, the amount payable per unit will be:

▪	$10.476 if called on the first Observation Date

▪	$10.714 if called on the second Observation Date

▪	$10.952 if called on the final Observation Date

▪	If not called, a maturity of approximately one year

▪	If not called, 1-to-1 downside exposure to decreases in the Index beyond a 5% decline, with up to 95% of the Original Offering Price at risk

▪	All payments are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement STR-2.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price(1)(2)	$ 10.000	$57,160,514.25
Underwriting discount(1)(2)	$0.125	$692,479.50
Proceeds, before expenses, to HSBC	$9.875	$56,468,034.75

(1)	The public offering price and underwriting discount for an aggregate of 892,230 units purchased in a transaction of 500,000 units or more by an individual investor will be $9.975 per unit and $0.100 per unit, respectively.

(2)	See as well “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

August 30, 2012

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

Summary

The Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index due September 13, 2013 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the applicable Call Amount if the closing level of the S&P 500® Index (the “Index”) on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you may lose a portion, which could be significant, of the principal amount of your notes.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement STR-2 dated March 27, 2012: http://www.sec.gov/Archives/edgar/data/83246/000114420412017417/v307216_424b2.htm
▪	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
▪	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 83246.

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STR-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Terms of the Notes		Payments Determination
Issuer:	HSBC USA Inc. (“HSBC”)	Automatic Call Provision: Redemption Amount Determination: If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:
Original Offering Price:	$10.00 per unit
Term:	Approximately one year
Market Measure:	The S&P 500® Index (Bloomberg symbol: “SPX”), a price return index.
Starting Value:	1,399.48
Ending Value:	The closing level of the Index on the final Observation Date.
Observation Level:	The closing level of the Index on any Observation Date.
Observation Dates:

February 15, 2013, May 17, 2013, and September 6, 2013 (the final Observation Date).

The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page S-20 of product supplement STR-2.

Call Level:	100% of the Starting Value
Call Amounts (per Unit) and Call Premiums:

$10.476, representing a Call Premium of 4.76% of the Original Offering Price, if called on the first Observation Date;

$10.714, representing a Call Premium of 7.14% of the Original Offering Price, if called on the second Observation Date; and

$10.952, representing a Call Premium of 9.52% of the Original Offering Price, if called on the final Observation Date.

Call Settlement Dates:	The fifth business day following the applicable Observation Date, subject to postponement as described on page S-20 of product supplement STR-2; provided however, that the Call Settlement Date related to the final Observation Date will be the maturity date.
Threshold Value:	1,329.51, or 95% of the Starting Value, rounded to two decimal places.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and HSBC, acting jointly.
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.125 per unit as listed on the cover page and an additional charge of $0.05 per unit more fully described on page TS-10

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the closing level of the Index on any of the Observation Dates will be equal to or greater than the Starting Value, and, in that case, you accept an early exit from your investment.

▪  You accept that the investment return on the notes, if any, will be limited to the return represented by the applicable Call Premium even if the percentage change in the level of the Index is significantly greater than the applicable Call Premium.

▪  If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪  You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪  You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪  You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the Original Offering Price and will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged, as described on page TS-2.

▪  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪  You wish to make an investment that cannot be automatically called prior to maturity.

▪  You believe that the Index will decrease from the Starting Value to the Ending Value.

▪  You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪  You seek an uncapped return on your investment.

▪  You seek 100% return of principal at maturity.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or other distributions paid on the stocks included in the Index.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;
2)	a Threshold Value of 95.00;
3)	a Call Level of 100.00;
4)	the term of the notes from September 7, 2012 to September 13, 2013;
5)	the Call Premium of 4.76% of the Original Offering Price if the notes are called on the first Observation Date, 7.14% if called on the second Observation Date, and 9.52% if called on the final Observation Date; and
6)	Observation Dates occurring on February 15, 2013, May 17, 2013, and September 6, 2013 (the final Observation Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 1,399.48, which was the closing level of the Index on the pricing date. For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

Notes Are Called on an Observation Date

The notes will be called at $10.000 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.476 = $10.476 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.714 = $10.714 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.000 plus the Call Premium of $0.952 = $10.952 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is 97.00, which is greater than the Threshold Value. Therefore, the Redemption Amount per unit will be $10.000.

Example 5 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date		Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
Starting Value	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00
Threshold Value	95.00	95.00	95.00	95.00	95.00
Observation Level on the First Observation Date	110.00	90.00	90.00	93.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	83.00	85.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	97.00	85.00
Return of the Index	10.00%	5.00%	5.00%	-3.00%	-15.00%
Return of the Notes	4.76%	7.14%	9.52%	0.00%	-10.00%
Call Amount / Redemption Amount per Unit	$10.476	$10.714	$10.952	$10.000	$9.000

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the stocks represented by the Index. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

▪	If the notes are not called, your investment may result in a loss; you may not receive a return of some or substantially all of your principal.
▪	Your return, if any, is limited to the return represented by the applicable Call Premium.
▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.
▪	Payments on the notes are subject to our credit risk.
▪	Your investment return may be less than a comparable investment directly in the Index, or the components included in the Index.
▪	You must rely on your own evaluation of the merits of an investment linked to the Index.
▪	Commissions, fees and hedging costs as described on page TS-10 may affect the price at which you will be able to sell the notes in secondary market transactions.

▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes.
▪	The amount that you receive at maturity or upon a call will not reflect changes in the level of the Index other than on the Observation Dates.
▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.
▪	If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.
▪	Purchases and sales by us, MLPF&S and our respective affiliates of the stocks represented by the Index may affect your return.
▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.
▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.
▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.
▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.
▪	You will have no rights as a security holder, you will have no rights to receive any of the securities represented by the Index and you will not be entitled to receive dividends or other distributions by issuers of these securities.
▪	Except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S) is included in the Index, we and MLPF&S do not control any company included in the Index and are not responsible for any disclosure made by any other company.
▪	Our business activities and those of MLPF&S relating to the companies represented by the Index may create conflicts of interest with you.
▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STR-2.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

The Index

We have derived all information relating to the S&P 500® Index including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources.  That information reflects the policies of and is subject to change by S&P.  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the Index at any time.

S&P Publishes the Index

The Index is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market.  S&P may from time to time in its sole discretion, add companies to or delete companies from, the Index to achieve these objectives.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main industry groups comprise the Index:  Information Technology, Financials, Consumer Staples, Health Care, Energy, Industrials, Consumer Discretionary, Utilities, Materials and Telecommunication Services.  Changes in the Index are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.

The Index does not reflect the payment of dividends on the stocks included in the Index and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until the maturity date or earlier call.

Computation of the Index

Prior to March 2005, the Market Value of a component stock was calculated as the product of the market price per share and the total number of outstanding shares of the component stock.  In March 2004, S&P announced that it would transition the Index to float adjusted market capitalization weights.  The transition began in March 2005 and was completed in September 2005.  S&P’s criteria for selecting stock for the Index was not changed by the shift to float adjustment.  However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).  Currently, S&P calculates the Index based on the total float-adjusted market capitalization of each component stock, where each stock’s weight in the Index is proportional to its float-adjusted Market Value.

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares.  S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float.  In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float adjusted count of shares to be used in the index calculation.  Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding.  The float-adjusted index is then calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by an Index divisor (the “Divisor”).  For companies with multiple classes of

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this term sheet, the Index is also calculated using a base-weighted aggregate methodology:  the level of the Index reflects the total Market Value of all the component stocks relative to the Index base period of 1941-43.  The daily calculation of the Index is computed by dividing the Market Value of the Index component stocks by a Divisor, which is adjusted from time to time as discussed below.

The simplest capitalization weighted index can be thought of as a portfolio consisting of all available shares of the stocks in the index.  While this might track this portfolio’s value in dollar terms, it would probably yield an unwieldy number in the trillions.  Therefore, the actual number used in the Index is scaled to a more easily handled number, currently in the thousands, by dividing the portfolio Market Value by the Divisor.

Ongoing maintenance of the Index includes monitoring and completing the adjustments for additions and deletions of the constituent companies, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spin-offs.  Continuity in the level of the Index is maintained by adjusting the Divisor for all changes in the Index constituents’ share capital after the base period of 1941-43 with the level of the Index as of the base period set at 10.  Some corporate actions, such as stock splits and stock dividends do not require Divisor adjustments because following a stock split or stock dividend, both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the component stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

To prevent the level of the Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the Index also require a Divisor adjustment.  By adjusting the Divisor for the change in total Market Value, the level of the Index remains constant.  This helps maintain the level of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index.  All Divisor adjustments are made after the close of trading and after the calculation of the closing levels of the Index.  As noted in the preceding  paragraph, some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Divisor adjustments.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not a Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment

Company added/deleted	Net change in market value determines Divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back—share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in Index Market Value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the Index, no company removed from the Index.	No
Spin-off	Spun-off company added to the Index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF	Increasing (decreasing) the IWF increases (decreases) the total market value of the	Yes

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

index. The Divisor change reflects the change in market value caused by the change to an IWF.

Special dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in Index Market Value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Each of the corporate events exemplified in the table requiring an adjustment to the Divisor has the effect of altering the Market Value of the component stock and consequently of altering the aggregate Market Value of the Index component stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected component stock, a new Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New Divisor

New Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

Another large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the companies whose stocks are included in the Index.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding and then the Index Divisor is adjusted accordingly.  In addition, changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible.  Other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations or other recapitalizations) are made weekly, and are announced on Wednesdays for implementation after the close of trading on the following Wednesday.  If a 5% or more change causes a company’s IWF to change by 5 percentage points or more (for example from 0.80 to 0.85), the IWF will be updated at the same time as the share change, except IWF changes resulting from partial tender offers will be considered on a case-by-case basis.  Changes to an IWF of less than 5 percentage points are implemented at the next IWF review, which occurs annually.  In the case of certain rights issuances, in which the number of rights issued and/or terms of their exercise are deemed substantial, a price adjustment and share increase may be implemented immediately.

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

The following graph shows the monthly historical performance of the Index in the period from January 2007 through July 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 1,399.48.

Historical Performance of the Index

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

“S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poors®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us.  The Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. In connection with hedging our obligations under the notes, we will enter into a hedge transaction with an affiliate of MLPF&S, which will include a charge of up to $0.05 per unit, representing an estimated profit credited to MLPF&S through the hedge transaction. The public offering price you pay for the notes includes this charge and the underwriting discount. This charge and fee reduce the economic terms of the notes. In arranging the hedge transaction for the notes, MLPF&S seeks competitive terms from third parties, which could include one of our affiliates. Additional profits and losses may be realized by the hedge providers from these hedging transactions. For further information regarding how these fees and hedging costs may affect the price at which you will be able to sell the notes in secondary market transaction and conflicts of interest, see "Risk Factors—General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-19 of product supplement STR-2.

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Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index, due September 13, 2013

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts with respect to the Index that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the level of the Index.
▪	Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page S-34 of product supplement STR-2) generally will recognize capital gain or loss upon receipt of a cash payment at maturity or upon a sale, exchange, redemption, retirement or other disposition of the notes . This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year, and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, your capital gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.
▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement STR-2.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the notes offered by this term sheet have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

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